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                                                             Exhibit 99.27(9)(b)

                              AMENDED AND RESTATED

                                SERVICE AGREEMENT

                                       for

                              services rendered to

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                                       by

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                         Effective as of January 1, 2004

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                        ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement ("Agreement") is made effective as of 12:01 a.m. Eastern Standard Time, on the 1st day of January, 2004 ("Effective Date") by and between The Lincoln National Life Insurance Company, an Indiana corporation with offices at 1300 South Clinton Street, Fort Wayne, Indiana 46802 ("Lincoln") and Lincoln Life & Annuity Company of New York, a New York corporation with offices at 100 Madison Street, Suite 1860, Syracuse, New York, 13202 ("LNY").

WHEREAS, Lincoln has extensive experience in the operation of the life insurance and annuity business; and

WHEREAS, Lincoln and LNY are currently parties to administrative services agreements; and

WHEREAS, Lincoln and LNY desire to terminate the Amended and Restated Service Agreement between LNY and Lincoln dated as of January 1, 1998 ("Old Agreement") and have this Agreement supersede it; and

WHEREAS, coincident with the execution of this Agreement, Lincoln and LNY desire to amend the Service Agreement for services rendered to Lincoln by LNY dated as of March 1, 1998 ("Reverse Service Agreement"); and

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WHEREAS, pursuant to the Old Agreement, Lincoln has agreed to perform various administrative services of behalf of LNY that relate to blocks of life insurance and annuity businesses acquired by LNY via indemnity reinsurance arrangements (collectively the "LNY Services for Acquired Businesses"). These blocks of businesses include agreements with UNUM Life Insurance Company ("UNUM"), Connecticut General Life Insurance Company (CGLIC"), Aetna Life Insurance Company ("ALIC") and Aetna Life Insurance and Annuity Company ("ALIAC"). UNUM, CGLIC, ALIC and ALIAC shall be referred to collectively as "Sellers" and individually as "Seller"; and

WHEREAS, LNY underwrites and sells, and desires to underwrite and sell in the future, life insurance policies and annuity contracts (the "LNY Business"); and

WHEREAS, LNY desires Lincoln to continue to perform LNY's Services for Acquired Businesses and to continue to provide services to LNY with respect to the LNY Business (collectively, the "Services") and desires further to make use in its day-to-day operations of certain property, equipment and facilities (collectively, the "facilities") of Lincoln as LNY may request with respect to the Services;

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Lincoln and LNY agree as follows:

1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. Subject to the terms, conditions, and limitations of this Agreement, Lincoln agrees to the extent requested by

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     LNY to perform diligently and in a professional manner such services as set forth in this Agreement as LNY determines to be reasonably necessary in the conduct of its insurance and annuity operations, provided however, that Lincoln shall not perform such services for LNY where those services are performed by another affiliate of Lincoln for LNY and where such services are identified in a written service agreement filed with and approved by the New York Insurance Department.

     Subject to the terms, conditions and limitations of this Agreement, Lincoln agrees to the extent requested by LNY to make available to LNY such of its facilities as LNY may determine to be reasonably necessary in the conduct of its insurance and annuity operations, including data processing equipment, business property (whether owned or leased) and communications equipment.

     Lincoln agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement. Lincoln shall comply with all laws, regulations and orders applicable to LNY or Lincoln with respect to the Services provided hereunder.

(a) CAPACITY OF PERSONNEL AND STATUS OF FACILITIES. Whenever Lincoln utilizes its personnel to perform services for LNY pursuant to this Agreement, such personnel shall at all times remain employees of Lincoln subject solely to its direction and control, and Lincoln shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

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     No facility of Lincoln used in performing services for or subject to use by
     LNY shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

(b) EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any services hereunder which require the exercise of judgment by Lincoln, Lincoln shall perform any such service in accordance with any standards and guidelines LNY develops and communicates to Lincoln. In performing any services hereunder, Lincoln shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of LNY.

(c) CONTROL. The performance of services by Lincoln for LNY pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Lincoln or LNY by their respective Boards of Directors. Lincoln shall act hereunder so as to assure the separate operating identity of LNY.

2. SERVICES. The performance of Lincoln under this Agreement with respect to the business and operation of LNY shall at all times be subject to the direction and control of the Board of Directors of LNY. In providing the Services contained in this Agreement, Lincoln agrees that any and all personal contact or communication, both oral and written, with LNY's policyholders and beneficiaries, or with Sellers' policyholders and beneficiaries, will be done in the name of and on behalf of LNY, or Sellers name, as the

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     case may be. No mention of Lincoln will be made in any such personal contact or communication with LNY's policyholders and beneficiaries, or with Sellers' policyholders and beneficiaries. Lincoln agrees to use LNY's letterhead for all written communication with LNY's policyholders and beneficiaries. Lincoln further agrees to use LNY's letterhead for all written communication with Sellers' policyholders and beneficiaries and such communication will (i) show the name, address and telephone number of the Seller, (ii) disclose in the letterhead of such correspondence that LNY is acting as the administrative agent of such Seller in connection with the policies and contracts being so administered, and (iii) confirm that the Seller remains as their insurer and is responsible for the payment of all benefits under the policies and contracts. Lincoln further agrees that if any of its employees who have direct contact with LNY's policyholders and beneficiaries, or with Sellers' policyholders and beneficiaries, perform such services from a location outside the State of New York, Lincoln will establish and maintain a toll-free 800 telephone number for use by LNY's or Seller's policyholders and beneficiaries.

     Subject to the foregoing and to the terms, conditions and limitations of this Agreement, Lincoln shall perform on LNY's behalf the LNY Services for Acquired Businesses, and in particular shall perform on LNY's behalf, all of LNY's obligations and duties to Sellers as those duties and obligations are specified in the applicable administrative services agreement between LNY and each Seller.

     Subject to the foregoing and to the terms, conditions and limitations of this Agreement,

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     Lincoln shall also provide to LNY, at LNY's request, insurance related services typically performed by a life insurance company, including the services set forth below with respect to the LNY Business.

 (a) ACCOUNTING, DATA PROCESSING, TAX AND AUDITING. Lincoln shall provide accounting services including but not limited to the following: (x) preparation of the financial statements and reports, including annual statements, on both statutory and GAAP bases, and tax returns, (y) maintenance of the related financial records, and (z) processing financial transactions of LNY. Lincoln shall also provide such assistance as may be required with respect to tax and auditing services. Such auditing services shall include reviewing financial records, preparing audit policies and procedures for approval by LNY, and may also include a review of specific functions and activities in order to ensure compliance with LNY's established policies. This auditing provision shall also apply to LNY's audit of Lincoln's services pursuant to this Agreement. LNY and persons authorized by it, or any governmental agency having jurisdiction over LNY, shall have the right, at LNY's expense, to conduct an audit of the relevant books, records and accounts of Lincoln that relate to the Services provided hereunder, upon giving reasonable notice of its intent to conduct such an audit. Lincoln shall, during normal business hours, give the party conducting the audit reasonable cooperation and access to its books, records and accounts that relate to this Agreement.

     All records shall be maintained in accordance with New York Insurance Department Regulation No. 152 (11 NYCRR 243). In addition to the foregoing, a computer terminal,

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     which is linked to the electronic system that generates the electronic records that constitute LNY's books of account, shall be kept and maintained at LNY's principal office in New York. During all normal business hours, there shall be ready availability and easy access through such terminal (either directly by New York Insurance Department personnel or indirectly with the aid of LNY's employees) to the electronic media used to maintain the records comprising LNY's books of account. The electronic records shall be in a readable form.

     Lincoln shall maintain format integrity and compatibility of the electronic records that constitute LNY's books of account. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, Lincoln shall convert such pre-existing records to a format that is compatible with the new system.

     Lincoln shall maintain acceptable backup (hard copy or another durable medium, as defined in Regulation No. 152, as long as the means to access the durable medium is also maintained at LNY's principal office) of the records constituting LNY's books of account. Such backup shall be forwarded to LNY on a monthly basis and shall be maintained by LNY at its principal office in New York.

(b) FUNCTIONAL SUPPORT SERVICES. Lincoln, when requested by LNY, shall provide functional support services including but not limited to: (i) actuarial services, including rate and profit share analysis, product research and development, counseling on reserving requirements, work required for or in support of rate and/or form submissions, actuarial certifications and advice with respect to reinsurance, (ii) services associated with the

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     establishment, maintenance, registration with appropriate government agencies, and administration of separate accounts, including calculation of the net asset value of units of the separate accounts, (iii) services associated with the generation and mailing of Form 1099, (iv) services in support of the ERISA, 403(b) and 401(k) plans, (v) services in connection with the management of bank accounts, (vi) telecommunications services and electronic data processing services, facilities and integration, including software programming and documentation and hardware utilization, (vii) legal services, including representation of LNY in the prosecution or defense of actions and in the negotiation and preparation of contracts and other documents, product development and drafting and filing of policies and forms, governmental relations and advising on regulatory compliance and rendering opinions on various legal matters, (viii) purchasing, (viv) printing, forms management, distribution, mailings and bulk handling, (x) employee relations services, including payroll processing, employee benefit plan design and administration, compensation design and administration, and recruiting of personnel other than agents, (xi) reinsurance administration services, and (xii) other corporate services including but not limited to escheat processing, property and casualty insurance evaluation and procurement, office design services and lease negotiation.

(c) POLICYHOLDER SERVICE. Lincoln, when requested by LNY, shall provide policyholder services including but not limited to activities involving personal contact or communication with a policyholder or beneficiary, activities relating to policy loan applications and payments, surrender requests including computation of benefits payable, policy conversions, beneficiary changes, policy changes, requests for general information,

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     preparation and mailing of disbursements, preparation and mailing of periodic reports and statements, dividend computations, premium payments, policy lapses, expires, nonforfeitures, reinstatements, consumer complaints and other related policyholder services. All such disbursements made pursuant to this Agreement shall be on LNY check stock or through an LNY account.

     In addition, when requested by LNY, Lincoln shall provide advice on unique or complex policyholder services issues with respect to insurance and annuity products transacted by LNY.

(d) COLLECTION SERVICES. With regard to the collection of premiums, deposits and other remittances from policyholders (including payments of principal or interest on contract loans) Lincoln shall act in a fiduciary capacity with respect to such payments, hold such payments for the benefit of LNY, and after the required processing of such payments, will immediately deposit such payments in one or more bank accounts established by LNY and subject to the control of officers of LNY.

(e) UNDERWRITING AND ISSUE SUPPORT. Lincoln, when requested by LNY, shall provide underwriting functions and services including but not limited to processing applications for contracts and policies (and contract and policy amendments), MIB review, medical review, review of rates, advice regarding issuance of policies and amendments, and other related services.

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     In addition, when requested by LNY, Lincoln shall provide to LNY advice with respect to underwriting and risk management issues and issues concerning issuing insurance and annuity contracts in accordance with the terms of their respective applications.

     With respect to any underwriting services that are provided to LNY by Lincoln pursuant to this Agreement, it is understood that: (i) Lincoln shall provide such services in accordance with the underwriting guidelines and procedures of LNY; and (ii) LNY shall retain all final underwriting authority.

(f) CLAIMS ASSISTANCE. Lincoln, when requested by LNY, shall assist LNY by processing, examining and investigating claims. In addition, when requested by LNY, Lincoln shall provide advice to LNY concerning LNY's claims. It is understood that: (i) Lincoln shall provide such services in accordance with the claims guidelines and procedures of LNY; and (ii) LNY shall retain final approval authority for all claims. In performing claims services for LNY pursuant to this agreement, Lincoln shall obtain and maintain all necessary licenses and permits required in order to comply with applicable laws and regulations.

(g) PUBLIC RELATIONS, ADVERTISING, SALES AND MARKETING PROMOTIONAL SERVICES. Lincoln, when requested by LNY, shall provide marketing assistance and services, including sales aids, rate guides, sales brochures, solicitation materials and such other promotional materials, information, assistance and advice as shall assist the sales, public relations and advertising efforts of LNY, as well as

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     services in connection with and in support of broker and distributor licensing, contracts and compensation. In addition, when requested by LNY, Lincoln shall provide to LNY other public relations, advertising, and sales and marketing services. With respect to advertisement-related services, the advertisements, and records pertaining thereto, shall be kept and maintained in accordance with New York Insurance Department Regulation 34A.

3. CHARGES. LNY agrees to reimburse Lincoln for services and facilities provided by Lincoln to LNY pursuant to this Agreement. The charge to LNY for such services and facilities shall be at cost and shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to LNY by Lincoln, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

     Subject to New York Insurance Department Regulation 33, the bases for determining such charges to LNY shall be those used by Lincoln for internal cost distribution. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Lincoln on behalf of LNY. The documentation describing the rationale for the use of such bases shall be reviewed and agreed to by Lincoln and LNY at least annually.

4. PAYMENT. Lincoln shall determine the expenses to be allocated to LNY pursuant to this Agreement within 15 days of the end of each month. Within 15 days thereafter, LNY

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     shall pay to Lincoln the amount of those expenses, less any costs due LNY pursuant to the Reverse Service Agreement.

5. STANDARD OF CARE. The parties shall use that degree of ordinary care and reasonable diligence in the performance of services hereunder that an experienced and qualified provider of similar services under a similar services agreement would use acting in like circumstances and familiar with such matters and in accordance with such additional standards as may be adopted by LNY from time to time and communicated to Lincoln, including industry standards and applicable laws. Furthermore, the parties agree to maintain backup systems and contingency plans to assure that work stoppages, fires, riots, equipment, utility or transmission failures, shortage or damage, acts of God or other similar occurrences do not jeopardize the integrity of the data maintained on behalf of the other party. Each party warrants it will maintain such systems in conformity with corporate and prudent business standards.

6. ACCOUNTING RECORDS AND DOCUMENTS. Lincoln and LNY shall maintain their books, records and accounts in such a way as to disclose clearly and accurately the nature and detail of the transactions between them that are the subject of this Agreement, including such accounting information as is necessary to support the reasonableness of the charges hereunder, and such additional information as LNY may reasonably request for purposes of its internal bookkeeping and accounting operations. Lincoln shall keep copies of such accounts and records insofar as they pertain to the computation of charges

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     hereunder available at its principal offices for audit, inspection and copying by LNY and persons authorized by it or any governmental agency having jurisdiction over LNY during all reasonable business hours.

7. OTHER RECORDS AND DOCUMENTS. All books, records, and files established and maintained by Lincoln by reason of its performance under this Agreement which, absent this Agreement, would have been held by LNY, shall: (i) be deemed the property of LNY; (ii) be maintained in accordance with applicable law and regulation, including, but not limited to, New York Insurance Department Regulation 152 (11 NYCRR Part 243); and (iii) be subject to examination at all times by LNY and persons authorized by it or any governmental agency having jurisdiction over LNY. Copies of such books, records and files shall be delivered to LNY on demand. Lincoln shall promptly transfer such records, books and files to LNY upon termination of this Agreement.

8. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Lincoln an exclusive right to provide services to LNY, and LNY retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by LNY pursuant to this Agreement.

9. CONTACT PERSON(S). LNY and Lincoln each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such

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     contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person(s) shall be the respective Presidents of Lincoln and LNY. Each party shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

10. TERMINATION. This Agreement shall remain in effect until terminated by either Lincoln or LNY upon giving thirty (30) days or more advance written notice, provided that LNY shall have the right to elect to continue to receive data processing services and/or to continue to utilize data processing facilities and related software for up to one year from the date of such notice. Upon termination, Lincoln shall promptly deliver to LNY all books and records that are, or are deemed by this Agreement to be, the property of LNY.

     Application software and all copies thereof developed by Lincoln for LNY's use shall become, and that developed by LNY and provided to Lincoln for LNY's exclusive use shall remain, the property of LNY in perpetuity. To the extent allowed by applicable law, LNY shall have the same rights as Lincoln in any other software or copies thereof obtained by Lincoln under license from third party vendors. LNY may purchase other software or copies thereof from third party vendors for its exclusive use on Lincoln's equipment if LNY so desires. Lincoln agrees that any software or copies thereof purchased by LNY and used by Lincoln in connection with this Agreement shall remain the property of LNY.

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11.  SETTLEMENT ON COMPLETE TERMINATION. No later than thirty (30) days after the effective date of Complete Termination of this Agreement, Lincoln shall deliver to LNY a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within thirty (30) days of receipt of such statement.

12. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.

13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State without regard to principles of conflict of laws.

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14.  ARBITRATION. Any controversy arising from or relating to this Agreement, or the breach, termination or validity thereof, shall be settled by arbitration in New York City in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes then in effect. A sole arbitrator shall conduct the arbitration, and judgment upon the arbitrator's award may be entered by any court of competent jurisdiction.

15. INDEMNIFICATION. LNY and Lincoln agree to hold each other harmless and to indemnify each other against any and all extra-contractual liability and any related loss, damage, expense, costs, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceeding and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.

16. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed:

          (a)  If to Lincoln, to:

               The Lincoln National Life Insurance Company
               1300 South Clinton Street
               Fort Wayne, Indiana 46802

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          (b)  If to LNY, to:

               Lincoln Life & Annuity Company of New York
               100 Madison Street, Suite 1860
               Syracuse, New York 13202

     or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

17. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby. No other agreement, statement or promise not contained in this Agreement shall be valid or binding in respect to the transactions contemplated hereby.

18. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized to do so, as of the date and year first above written.


                              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                              By:
                                     ---------------------------------
                                     Todd Stephenson
                                     Chief Financial Officer


                              LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                              By:
                                     ---------------------------------
                                     Janet Chrzan
                                     Chief Financial Officer

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